UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2004

SALESTACTIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-26285	87-0419387
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

18101 Von Karman Avenue, Suite 330, Irvine, CA	92612
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 888-798-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) On September 27, 2004, Arthur Lefevre resigned from the Board of Directors of SalesTactix, Inc. On the same date, the Board of Directors of SalesTacitx approved the removal of V. Michael Keyes and Tom Ketchum as President and Secretary, respectively, of SalesTactix, and from any other offices that they may hold, effective immediately.

(c) On September 27, 2004, the Board of Directors of SalesTactix elected Scott W. Absher to the position of Chief Executive Officer, President and Secretary of SalesTactix. Mr. Absher is 44 years old and is the brother of Mark Absher, one of the directors on SalesTactix's Board of Directors. Since December 2000, Scott Absher has been the co-founder and Managing Partner of NeoTactix, a company focused on mergers, acquisitions and structural guidance for small public companies. From 1982 to 1999, Mr. Absher held a number of high-level business development and sales and marketing management positions with various companies. He is a graduate of The Moody Bible Institute in Chicago.

On September 27, 2004, the Board of Directors of SalesTactix elected George R. Lefevre to the position of Chief Financial Officer of SalesTactix. Mr. Lefevre is 37 years old and is the son of our former director, Arthur Lefevre. Since 2004, Mr. Lefevre has served as a director, Chief Financial Officer and Secretary for EntreMetrix, Inc. Since 2000, George Lefevre has been the co-founder and Managing Partner of NeoTactix, a company focused on mergers, acquisitions and structural guidance for small public companies. From 1998 to 2000, Mr. Lefevre assisted in the formation and funding of PTM Molecular Biosystems. He was the Chief of Finance and key officer for strategic business ventures. Mr. Lefevre has invested in and managed portfolios of securities since 1991. He received a B.S. in Business Administration Finance from California State University, Long Beach.

(d) On September 27, 2004, the Board of Directors of SalesTactix elected George Lefevre and Scott W. Absher to the SalesTactix Board of Directors. There currently are a total of three directors on the Board of Directors of SalesTactix.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SALESTACTIX, INC.
(Registrant)

Date: October 1, 2004.
/s/ Scott W. Absher
Scott W. Absher

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